UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
OPTICAL COMMUNICATION PRODUCTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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IMPORTANT MERGER VOTE
TIME IS SHORT — PLEASE ACT TODAY!
October 10, 2007
Dear Fellow Stockholder:
     According to our latest records, we have not received your voting instructions for the important special meeting of stockholders of Optical Communication Products, Inc. to be held on October 31, 2007. Because the merger is conditioned on the affirmative vote of holders of 66 2/3% of our common stock that is not owned by Oplink or its affiliates, your vote is extremely important, regardless of the number of shares of common stock that you owned on September 10, 2007, the record date for stockholders entitled to vote at the special meeting. If you do not vote it has the same effect as a vote “against” the merger proposal.
     You may use one of the following simple methods to promptly provide your voting instructions:
1.	Vote by Internet: Go to the website www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.

3.	Vote by Mail: Sign, date and return your voting instruction form in the postage-paid return envelope provided.
     For the reasons set forth in the proxy statement, dated October 2, 2007, your Board of Directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the proposal to approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger. We respectfully request that you vote your shares at your earliest convenience.
     If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 659-5550.
     On behalf of your Board of Directors, thank you for your cooperation and continued support.
Sincerely,

Philip F. Otto
Director, Chief Executive Officer and President